Exhibit 99.1
Press Release

Release Date:	January 31, 2014	Contact:	Thomas A. Vento -
	at 4:30 p.m. EST		President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FIRST QUARTER FISCAL 2014
RESULTS

    Philadelphia, Pennsylvania (January 31, 2014) –Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), successor to Prudential Bancorp, Inc. of Pennsylvania and the holding company for Prudential Savings Bank (the “Bank”), today reported net income of $338,000, or $0.04 per diluted share, for the quarter ended December 31, 2013 as compared to $272,000 or $0.03 per diluted share, for the comparable period ended December 31, 2012. The improved profitability for the three months ended December 31, 2013 reflected a return to a more normalized effective tax rate than experienced in the first quarter of fiscal 2013.

    Tom Vento, Chairman, President and Chief Executive Officer, stated “A new chapter in our Company’s history begins with the completion of our first quarter of operations upon the successful completion of the second-step conversion and related stock offering in early October 2013. This quarter represents our eleventh consecutive quarter of earnings. It also reflects the implementation of our strategy of controlled loan growth combined with continued improvement in asset quality. In addition, the Company is operating at capital levels that are in excess of what is needed to be considered “well capitalized”, based on regulatory standards. With the improvement in capital and asset quality we believe there will be great opportunities for the Company.”

    At December 31, 2013, we had total assets of $525.2 million, as compared to $607.9 million at September 30, 2013, a decrease of 13.6%. The primary reason for the $82.7 million decrease in assets was the return to subscribers of $74.3 million in excess subscription funds received in connection with the second-step conversion offering. Cash and cash equivalents decreased $102.6 million to $56.4 million at December 30, 2013, compared to $159.0 million at September 30, 2013. This decrease was attributable to the $74.3 million returned to subscribers, the use of cash and cash equivalents to fund the increase in outstanding loan balances of $15.1 million and a reduction of deposits of $8.1 million (excluding the excess subscription funds held in escrow related to the second-step stock offering). Loans receivable increased to $321.6 million at December 31, 2013 from $306.5 million at September 30, 2013. A majority of the loan growth consisted of the origination of single-family residential loans within our immediate market area.

Total liabilities decreased to $394.7 million at December 31, 2013 from $548.0 million at September 30, 2013. The $153.3 million decrease in total liabilities was primarily due to the return of $74.3 million to subscribers due to an oversubscription in the offering as well as the transfer to equity of $69.4 million of net proceeds from the offering. In addition, the Company experienced a modest decrease in deposits primarily due to our determination to let certain higher costing certificates of deposit run-off as part of our asset/liability management strategy. The deposit outflows experienced during the quarter were funded from cash and cash equivalents.

Total stockholders’ equity increased by $70.6 million to $130.5 million at December 31, 2013 from $59.9 million at September 30, 2013. The increase reflected the receipt of net proceeds of approximately $69.4 million from the Company’s second-step offering which closed October 9, 2013. Other items that impacted equity this quarter were the recognition of $338,000 in earnings, the receipt of $847,000 of cash transferred from the mutual holding company as part of the conversion, partially offset by the decline in the market value of the remaining available for sale securities in the portfolio due to changes in market rates since September 30, 2013.

      For the three months ended December 31, 2013, net interest income remained stable at $3.2 million as compared to the first quarter of fiscal 2013. Interest income declined $328,000 or 7.5% substantially offset by a $315,000 or 25.8% decrease in interest paid on deposits and borrowings. The decrease in interest income resulted from a 63 basis point decrease to 3.11% in the weighted average yield earned on interest-earning assets partially offset by a $49.0 million or 10.4% increase to $519.1 million in the average balance of interest-earning assets for the three months ended December 31, 2013, as compared to the same period in fiscal 2013. The decrease in the weighted average yield earned was primarily due to the origination of new loans at lower current market rates of interest combined with the reinvestment at lower current market rates of the proceeds from called investment and mortgage-backed securities. The increase in the average balance of interest-earning assets reflected the Company’s efforts to grow the loan portfolio in a controlled manner. The decrease in interest expense resulted primarily from a 24 basis point decrease to 0.91% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the past year combined with a $28.0 million or 6.6% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, for the three months ended December 31, 2013, as compared to the same period in fiscal 2013.

     For the three months ended December 31, 2013, the net interest margin was 2.42%, as compared to 2.70% for the same period in fiscal 2013. The decrease was primarily due to a reduced yield earned on interest-earning assets of 63 basis points, partially offset by a decline in rates paid on interest-bearing liabilities.

The Company determined that a provision for loan loss was not necessary for the three month period ended December 31, 2013. During the period, the Company recorded a charge-off of $10,000 relating to four single-family residential loans which was offset by $10,000 recovery relating to a single-family residential loan. The Company believes that the allowance for loan losses at December 31, 2013 is sufficient to cover all inherent and known losses associated with the loan portfolio at such date. At December 31, 2013, the Company’s non-performing assets totaled $6.8 million or 1.3% of total assets as compared to $7.0 million or 1.2% of total assets at September 30, 2013. Non-performing assets at December 31, 2013 included $6.4 million in non-performing loans consisting of ten one-to four-family residential loans aggregating $2.6 million, seven single-family residential investment property loans aggregating $2.8 million and six commercial real estate loans aggregating $1.0 million. Non-performing assets also included two one-to-four family residential real estate owned properties with an aggregate carrying value of $406,000. The decrease in non-performing assets during the quarter ended December 31, 2013 was primarily due to a $1.3 million performing troubled debt restructuring (“TDR”) loan being placed on accrual status and one single-family loan in the amount of $492,000 being repaid in full during the period, partially offset by one loan in the amount of $1.5 million (consisting the consolidation of a group of investment property loans) related to an individual borrower being classified as a TDR, and as a result being placed on non-accrual. However, such loan is performing in accordance with its restructured terms.

    The allowance for loan losses totaled $2.4 million, or 0.7% of total loans and 36.7% of total non-performing loans at December 31, 2013 as compared to $2.4 million, or 0.8% of total loans and 35.5% of total non-performing loans at September 30, 2013.

    With respect to the quarter ended December 31, 2013, non-interest income amounted to $161,000 as compared to $224,000 for the same quarter in fiscal 2013. A significant factor for the decrease was the reduced level of gains experienced from the sale of mortgage-backed securities during the fiscal 2014 period.

    For the three months ended December 31, 2013, non-interest expense increased $25,000 to $2.8 million as compared to the same quarter in fiscal 2013. The primary reasons for the increase were increases in salaries and benefits, professional services and other expenses, partially offset by a reduction in deposit insurance, real estate owned expense and directors compensation.

    We recorded income tax expense for the three months ended December 31, 2013 of $184,000, resulting in an effective tax rate of 35.3% compared to income tax expense of $351,000, for the three months ended December 31, 2012, reflecting an effective tax rate of 56.3%. The higher effective tax rate for the first quarter of fiscal 2013 was primarily due to an increase in the valuation allowance adjustment associated with unrealized gains in the available-for-sale portfolio. As a result of the full valuation allowance of the capital loss carryforward component of its deferred tax asset, management believes that on an ongoing basis, the Company’s effective tax rate will have less volatility and be within a more normalized range.

    Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

    This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2013	2013
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$525,187	$607,897
Cash and cash equivalents	56,406	158,984
Investment and mortgage-backed securities:
Held-to-maturity	82,984	83,732
Available-for-sale (1)	42,634	41,781
Loans receivable, net	321,615	306,517
Deposits	388,970	542,748
FHLB advances	340	340
Non-performing loans	6,412	6,634
Non-performing assets	6,818	7,040
Stockholders’ equity	130,481	59,912
Full-service offices	7	7

	Three Months Ended December 31,
	2013	2012
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,069	$4,397
Total interest expense	905	1,220
Net interest income	3,164	3,177
Provision for loan losses	--	--
Net interest income after provision for loan losses	3,164	3,177
Total non-interest income	161	224
Total non-interest expense	2,803	2,778
Income before income taxes	522	623
Income tax expense	184	351
Net income	$338	$272
Basic earnings per share	$0.04	$0.03
Diluted earnings per share	$0.04	$0.03

Selected Operating Ratios(2):
Average yield on interest- earning assets	3.11%	3.74%
Average rate paid on interest-bearing liabilities	0.91%	1.15%
Average interest rate spread(3)	2.20%	2.59%
Net interest margin(3)	2.42%	2.70%
Average interest-earning assets to average interest-bearing liabilities	131.33%	111.07%
Net interest income after provision for loan losses to non-interest expense	112.88%	114.36%
Total non-interest expense to total average assets	2.10%	2.26%
Efficiency ratio(4)	84.30%	81.68%
Return on average assets	0.25%	0.22%
Return on average equity	1.09%	1.81%
Average equity to average total assets	23.28%	12.20%

	At or for the Three Months Ended December 31,
	2013	2012
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(7)	1.99%	4.75%
Non-performing assets as a percentage of total assets(7)	1.30%	3.04%
Allowance for loan losses as a percentage of total loans	0.73%	0.75%
Allowance for loan losses as a percentage of non-performing loans	36.70%	16.01%
Net charge-offs to average loans receivable	0.00%	0.00%

Capital Ratios(5)(6)
Tier 1 leverage ratio
Company	24.67%	12.01%
Bank	17.39%	11.23%
Tier 1 risk-based capital ratio
Company	55.25%	26.46%
Bank	39.98%	24.75%
Total risk-based capital ratio
Company	56.24%	27.40%
Bank	39.98%	25.68%

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(1) Includes impaired securities. (2)With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3) Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6) As of October 9, 2013, the Company received net proceeds of $69.4 million from the completion of the second-step conversion and related stock offering. In addition, the Company infused an additional $34.8 million into the Bank’s capital from such net proceeds.

(7) Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.